Exhibit 99.1

ENERJEX RESOURCES SECURES FIXED PRICE CONTRACT WITH SHELL TRADING COMPANY

EnerJex announces swap agreement for 130 barrels per day for 18 months at $96.90 per barrel at the wellhead

OVERLAND PARK, KAN. (March 11, 2008) – EnerJex Resources, Inc. (OTCBB: EJXR) announces it’s wholly owned operating subsidiary, EnerJex Kansas, Inc., has entered into an agreement with Shell Trading (US) Company (Shell”) to sell all oil production beginning April 1, 2008 through September 30, 2009 to Shell. In addition, EnerJex has executed a fixed price swap with Shell for 130 barrels of oil per day (BOPD) of the company’s crude oil production for the period beginning April 1, 2008 through September 30, 2009.  The price per barrel will be fixed at $96.90 per barrel at the wellhead. Volume of 130 barrels a day represents approximately 60% of EnerJex’s current oil production on a net revenue basis.  This specific transaction locks in approximately $6.8 million in gross revenue over the 18 month period.

At this time, all remaining production will be sold to Shell at current market prices defined as the average of the daily settlement price for light sweet crude oil reported by NYMEX for any given delivery month. All prices received for both fixed and spot contracts are before location basis differential, transportation costs, and oil quality adjustments.

EnerJex’s CEO, Steve Cochennet, stated, “We are extremely pleased with the new relationship with Shell and the terms of this agreement. We have significantly improved the credit worthiness of our counterparty from a financial exposure perspective, and with our new relationship, provide more flexibility long term.  In addition, the added financial stability of the swap provides us a solid revenue platform, and reduces the risks associated with the fluctuating price of oil.  While mitigating the downside we can still realize upside should oil prices continue to increase as our remaining production will float with spot prices, which are currently very attractive.”

Cochennet explained, “As we continue to develop our current properties and acquire additional leases, the production increases from these activities should reduce the fixed-price portion of our production.  However, the Board of Directors has authorized a strategy to hedge up to 80% of current production on a net revenue basis. Seeking to reduce a portion of our exposure to unfavorable changes in oil prices, which are subject to significant and often volatile fluctuations, is part of our stated long term strategy. In this case, we are using fixed-price contracts.”

In this case, the fixed-price contract is comprised of a fixed-price swap, which is a derivative instrument. The contract exchanges or “swaps” the floating or daily price or monthly price of a specified volume of oil over a specified period and for the specified volume over the same period. These types of contracts allow EnerJex to predict with greater certainty the effective oil prices to be received from a portion of our production, which benefit operating cash flows when market prices are less than the fixed prices provided in the contracts. Cochennet added, “We will regularly evaluate opportunities to manage the pricing of our production portfolio.”

About EnerJex Resources, Inc.:

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted through EnerJex Kansas, Inc. (formerly Midwest Energy Inc.) and DD Energy, Inc., a wholly-owned operating subsidiary are primarily focused in the Eastern Kansas and the mid continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas reserves as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Readers are urged to review EnerJex’s third quarter Form 10-QSB, available on the SEC's website (www.sec.gov), for a discussion of EnerJex’s results of operations and review the third quarter 2007 financial statements.

Forward Looking Statements:

The statements in this press release regarding any implied or perceived benefits from existing oil and gas field properties, actual proven and probable reserves and revenues to be derived from the reserves, plans to drill additional oil and gas wells, anticipated oil and gas revenues, number of potential drillable locations, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, estimates made in evaluating proven or probable reserves, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth, lack of performance by counterparties, inability to deliver quantities under swaps at times when market prices are above our fixed price. Should the company enter into a hedge agreement, there may be the need to fund a margin account and margin call.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Cautionary Note to U.S. Investors:

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves as defined in Rule 4-10(a) of Regulation S-X. EnerJex uses certain terms herein, such as probable reserves, which the SEC's guidelines strictly prohibit EnerJex from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Annual Report Form 10-KSB, Quarterly Reports on Form

10-QSB and current reports on Form 8-K File No. 000-30234, available from EnerJex at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or on the SEC's website at www.sec.gov.

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For further information contact:

Dede Jones, Director of Finance

913-693-4600 or djones@enerjexresources.com

Or

Debbie Hagen, Investor Relations

913-642-3715 or dhagen@hagenandpartners.com

Or

Tony Schor or Lindsay Kenoe

Investor Awareness, Inc.

847-945-2222

www.investorawareness.com